                                                                    Exhibit 11.1

                              VLSI TECHNOLOGY, INC.

                  CALCULATION OF EARNINGS PER SHARE - unaudited
                        (thousands except per share data)

                                                               Three  Months  Ended
                                                               --------------------
                                                             March 29,       March 31,
Primary earnings per share                                     1996           1995
- - --------------------------                                    -------        -------
Net income                                                    $ 3,170        $10,250
                                                              =======        =======

Average number of common and common equivalent shares:
     Average common shares outstanding                         45,702         36,744
     Dilutive options                                             703          1,701
                                                              -------        -------
Average number of common and
   common equivalent shares                                    46,405         38,445
                                                              =======        =======

Earnings per common and common
   equivalent share                                           $   .07        $   .27
                                                              =======        =======

Fully diluted earnings per share

Net income                                                    $ 3,170        $10,250
Add interest expense on convertible
   debt, net of tax effect (1)                                   --              704
                                                              -------        -------

Adjusted net income                                           $ 3,170        $10,954
                                                              =======        =======

Average number of common and common
   equivalent shares on a fully diluted
   basis:
     Average common shares outstanding                         45,702         36,744
     Dilutive options                                             703          2,440
     Conversion of convertible debt (1)                          --            2,614
                                                              -------        -------
Average number of common and
   common equivalent shares on a fully
   diluted basis                                               46,405         41,798
                                                              =======        =======

Fully diluted earnings per common
   and common equivalent share                                $   .07        $   .26
                                                              =======        =======

- - ---------------
(1) The convertible debt is not included in the calculation of fully diluted earnings per share for the quarter ended March 29, 1996 since their inclusion would have had an antidilutive effect.




                                       16